Exhibit (a)(1)(i)

FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS

MICROTUNE, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS

Microtune, Inc. (the “Company”) and [NAME] (the “Optionee”) are parties to the stock option agreements listed on Exhibit A (“Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s common stock subject to the terms of the Company stock option plans identified on Exhibit A.

1. Modification of Exercise Price. As of December 3, 2007, the Exercise Price per Share set forth in the Agreements for the affected portion of the Eligible Options shall be amended to the New Exercise Price per Share set forth on Exhibit A.

2. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.

3. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the Eligible Option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Eligible Option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends each of the Agreements listed on Exhibit A.

IN WITNESS WHEREOF, this instrument is executed as of December     , 2007.

OPTIONEE	MICROTUNE, INC.

Signature	By

Print Name	Name

Title

EXHIBIT A

Governing Stock Option Plan	Grant Number	Option Grant Date	New Exercise Price Per Share	Affected Portion of Option Grant

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